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Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE
FOR FURTHER INFORMATION CONTACT:
Investor Relations 1-866-557-7474 x6606

Spirit Finance Corporation Announces Underwriters' Full Exercise of Over-Allotment Option

        Scottsdale, AZ—January 7, 2005—Spirit Finance Corporation (NYSE: SFC), a real estate investment trust (REIT) focused on single tenant, operationally essential real estate, today announced that the underwriters have exercised in full the over-allotment option granted in connection with the company's initial public offering that closed on December 21, 2004. As a result, Spirit Finance Corporation today sold an additional 3,913,043 shares of common stock at the original initial public offering price, bringing the total number of shares sold by the company in the offering to 30,000,000.

        Banc of America Securities LLC and Citigroup Global Markets Inc. acted as joint book-running managers for the offering. Credit Suisse First Boston, A.G. Edwards, Robert W. Baird & Co., Legg Mason Wood Walker Incorporated, Raymond James and Flagstone Securities acted as co-managers for the offering.

        This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of such common stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering of these securities is being made only by means of a prospectus, copies of which may be obtained from Banc of America Securities LLC, 100 W. 33rd Street, 3rd Floor, Attn: Syndicate Operations, New York, New York 10001, or Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013.

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Spirit Finance Corporation Announces Underwriters' Full Exercise of Over-Allotment Option